Exhibit (h)(7)

TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is dated February 25, 2009 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), and each of the registered investment companies (each, a “Fund”) on behalf of all series thereof (each, a “Portfolio”) listed on Exhibit A attached hereto and made a part hereof.

Background

A.	The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.	The Fund retains PNC to provide the Services (as defined in Section 1 below) as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its Portfolios, and PNC will furnish the Services.

C.	This Agreement shall be considered a separate agreement between PNC and each Fund, and references to “the Fund” shall refer to each Fund separately.

D.	No Fund shall be liable for the obligations of, nor entitled to the benefits inuring to, any other Fund under this agreement.

E.	PNC shall commence to provide the Services effective as of April 20, 2009.

F.	Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A hereto.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the preceding statements and as follows:

1. Appointment. The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and will furnish the services expressly set forth in Sections 2, 3, 4, 5, 6 and 7 of this Agreement (“Services”). PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto.

2. Description of Services. PNC shall perform the following services in a commercially reasonable manner in accordance with the terms hereof. Without limiting the foregoing, the material failure of PNC to perform in accordance with the service level standards referenced in Section 2(q) below, after written notice to PNC of such failure and reasonable opportunity to cure, shall constitute a failure by PNC to perform services “in a commercially reasonable manner” as used herein.

(a)	Certain Transfer Agent Services.

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates;

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(x)	Provide periodic shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of tax and statement information;

(xiii)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform shareholder transfers and exchanges;

(xvii)	Issue and cancel certificates (when requested in writing by the shareholder);

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade Shares through the NSCC; and

(xix)	Implement policies, procedures and systems necessary for PNC to comply with state and federal law applicable to it relating to the Services . Upon reasonable request PNC shall provide certifications regarding its compliance with applicable laws, as appropriate, to assist the Fund in complying with its obligations under Rule 38a-1.

(b) Purchase of Shares. Provided that the Fund shall give reasonable prior written notice to PNC of any change to its prospectus, PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian

(c) Redemption of Shares. PNC shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii)	PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal to process transfers or redemptions that PNC, in its judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)	When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption proceeds to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(d) Pricing Errors. In the event that an error in the calculation of the net asset value (“NAV”) of, as applicable, a Fund or a class of shares of a Fund, equals or exceeds $.005 per outstanding share on any business day, the Fund’s accounting service provider (“Fund Accounting”) will be responsible for notifying PNC and the Fund. In addition, Fund Accounting will promptly book the appropriate payable/receivable entry in order to “keep the Fund whole.” The Fund will recalculate the impacted NAV and PNC shall re-process the affected shareholder transactions based on the revised NAV upon receiving, and strictly in accordance with, appropriate Written Instructions. The Fund shall be responsible for the cost of reprocessing purchases and redemptions as a result of the pricing error except to the extent such pricing error was the result of an error or omission by PNC in performing the Services contemplated in this Agreement. The first two sentences of this section have been provided for purposes of clarification only and shall not be interpreted to impose any duty, obligation or liability of any nature on PNC under this Agreement.

(e) “As of” Trade Corrections.

(1)	This Section 2(e) shall apply to “As-Of Trades”, which is hereby defined to mean a transaction involving Fund Shares for which a trade order or other instruction was received in good order by the Fund or its authorized agent on a particular trading day prior to the “Cut-Off Time” (as defined below) but which was either (i) executed at a price next computed after the day on which the order was received, (ii) never executed, or (iii) executed on the trade date so received but an error or omission occurred in connection with the execution or processing. “Cut-Off Time” is hereby defined to mean the time of day on a given trading day established by the Fund prior to which a trade order or other instruction regarding a transaction in Fund Shares must be received by the Fund or its authorized agent in order to receive the net asset value calculated for that trading day.

(2)	PNC will process or reprocess, as appropriate, As-Of Trades in accordance with its Written Procedures and any applicable Written Instructions (a “Reprocessed Trade”). An As-Of Trade which was caused by an error or omission of PNC in the performance of the Services is referred to in this Section 2(e) after such processing or reprocessing as a PNC Reprocessed Trade.

(3)

PNC shall reimburse the Fund at the end of each calendar month for any “Net Material Loss”, which is hereby defined to mean the amount, if any, for a given calendar month by which (y) exceeds (z), where (y) is the aggregate of all losses experienced by the Fund in the relevant calendar month in connection with PNC Reprocessed Trades, and (z) is the aggregate of all gains experienced by the Fund in the relevant calendar month in connection with PNC Reprocessed Trades, if and only if such excess has caused the net asset value of the Fund, calculated on the last trading day of the particular calendar month, to vary by more than one-half ( 1/2) of one cent per share from the net asset value the Fund would have had on such date if all PNC Reprocessed Trades had been processed on the trade date they were received in good order.

(f) Dividends and Distributions. Upon resolution of the Fund’s Board of Directors or Trustees, as applicable, declaring and authorizing the payment of a dividend or other distribution and receipt by PNC of Written Instructions, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described in Section 2(c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall (i) mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 2(f) or this Agreement: (A) PNC’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to shareholders, and (B) PNC’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act in accordance with the first two sentences of this Section 2(f).

(g) Shareholder Account Services. PNC may arrange, in accordance with the prospectus:

(i) for issuance of Shares obtained through: (A) any pre-authorized check plan; and (B) direct purchases through broker wire orders, checks and applications.

(ii) for a shareholder’s: (A) exchange of Shares for shares of another fund with which the Fund has exchange privileges; (B) automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or (C) redemption of Shares from an account with a check writing privilege.

(h) Communications to Shareholders. PNC shall mail all communications by the Fund to its shareholders, including:

(i)	On receipt of timely Instructions, reports to shareholders;

(ii)	Confirmations of purchases and sales of Fund Shares;

(iii)	Monthly or quarterly statements;

(iv)	On receipt of timely Instructions, dividend and distribution notices;

(v)	Tax form information; and

(vi)	The Fund’s Privacy Policy at account opening for new shareholders and annual mailings of the Funds Privacy Policy to existing shareholders. PNC will provide a letter of confirmation each year that these Privacy Policy mailings have been made.

(i) Records. PNC shall maintain records of the accounts for each shareholder showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PNC to perform any calculations required by this Agreement.

(j) Lost or Stolen Certificates. PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

(k) Shareholder Inspection of Share Records. Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PNC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

(l) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding Shares by the number of Shares surrendered by the Fund.

(m) Lost Shareholders. (i) PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PNC may, in its sole discretion, use the services of a third party to perform some of or all such services.

(A)	documentation of search policies and procedures;

(B)	execution of required searches;

(C)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(D)	preparation and submission of data required under the Lost Shareholder Rule.

(ii) PNC shall provide abandoned property escheatment services in accordance with its Written Procedures (as defined at Section 20)

(iii) Notwithstanding the foregoing, PNC shall have no duty or obligation under this Section 2(m) to perform any services described in this Section 2(m) on any shareholder accounts that are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PNC to identify and depict “RPO” status or otherwise perform the described services for persons holding through such accounts. Except as set forth above, PNC shall have no responsibility for any escheatment services.

(n) Retirement Plans and Educational Savings Accounts.

(i)	In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:

(A)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)	Record method of distribution requested and/or made;

(C)	Receive and process designation of beneficiary forms requests;

(D)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)	Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)	PNC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii)	With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(o) Print Mail. The Fund hereby engages PNC as its exclusive print/mail service provider with respect to those items.

(p) Customer Complaints, Regulatory Inquiries and Litigation. Within five (5) business days of receipt, PNC shall, unless prohibited by applicable law, forward (i) all written customer complaints and written correspondence from legal counsel of Fund shareholders other than Routine Processing Requests (as hereinafter defined), and (ii) all regulatory inquiries about the Funds or their shareholders to ING Funds Legal Department. Except with respect to Routine Processing Requests and as otherwise specifically authorized by the ING Funds Legal Department, PNC shall not take any action or respond to such complaints or inquiries, unless PNC is required to do so by applicable law, by order of court with appropriate jurisdiction or upon the request of a regulatory agency with appropriate jurisdiction. Any responses to such matters that specifically name PNC and any responses to regulatory agencies that specifically name PNC or materially describe the services it provides to the Funds shall be subject to prior review and approval by PNC. Such matters shall be referred to:

Steve Wastek

Counsel

ING U.S. Legal Services

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Tel: (480) 477-2682

Fax: (480) 477-2744

steve.wastek@ingfunds.com

When used herein, the term “Routine Information Requests” shall mean:

(i)	any subpoena, court order or request for information (a) with respect to a shareholder in a Fund, (b) that would be required to be maintained (or is maintained) by PNC as transfer agent of the Fund, (c) that can be obtained without resorting to information outside of the records maintained by PNC as transfer agent, and (d) with respect to a matter not involving a claim directly against a Fund or its service providers;

(ii)	any request to take action against the assets in a shareholder account, such as seizure, levy, or hold, pursuant to a court order or governmental subpoena; and

(iii)	any routine request to purchase, redeem, exchange or transfer shares in a fund, whether or not such request is originated by counsel to a shareholder.

(q) The Fund and PNC shall mutually agree to service level standards. PNC shall report to the Fund Board and Management on the success rates of such service level standards as reasonably requested by the Fund Board and Management.

(r) PNC or its affiliate shall perform services related to the Fund’s compliance with Rule 22c-2 as described in the agreement dated April 20, 2007.

3.	Anti-Money Laundering.

(a) To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PNC shall perform reasonable actions necessary to help the Fund be in compliance with Section 352 of the USA PATRIOT Act, as follows: PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PNC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities.

(b) Upon the reasonable request of the Fund, PNC shall provide to the Fund: (x) a copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information (as defined below); (y) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PNC personnel. PNC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request.

(c) Without limiting or expanding the foregoing, the provisions in this Section 3 shall relate only to Section 352 of the USA PATRIOT Act and do not apply other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

(d) Subject to mutually agreed upon procedures, PNC shall perform searches within applicable regulatory time periods of OFAC, EU, the Dutch Freeze List, FATF NCCT, OFSI and FinCEN databases and advise the MLRO of matches to any names in these databases, and perform any additional research or searches as reasonably requested by the MLRO or her authorized staff.

(e) PNC shall operate screening procedures designed to prohibit, other than by Written Instructions from the Funds, the use of cash, third-party checks or cash equivalents to purchase shares of the Funds. Cash equivalents include, but are not limited, to cashier’s checks, money orders and traveler’s checks.

(f) PNC shall provide to the Fund access to such files, wire orders, or regulatory filings as are created and maintained in accordance with its duties under Sections 3, 4, 5, 6 and 7, and shall provide reasonable assistance to ING in responding in a timely manner to the requests of independent auditors and regulators relating to such duties. For purposes of this Agreement, “access” with respect to such files, wire orders, filings or other books and records pertaining to the Fund that are in the possession or under the control of PNC means submission by the Fund of a reasonably detailed request of the books and records sought and PNC providing them to the fullest extent reasonably practicable pursuant to its document production procedures; provided, however, that it is expressly understood and acknowledged that nothing in this Agreement shall require PNC to furnish to the Funds contents of any files or other materials that constitute internal communications (including emails) of PNC, confidential material, information proprietary to PNC, material subject to attorney-client privilege or material prohibited by law from disclosure or distribution.

(g) Provide a quarterly report that provides a summary of primary AML transaction processing metrics relating to the transfer agent’s AML Program.

4. Foreign Account Due Diligence.

(a) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following:

(i)	Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h)) (“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify, detect and prohibit any new Foreign Financial Institution accounts (other than those allowed by written exception from the Fund’s MLRO)

(iii.)	Conduct due diligence with regard to any Foreign Financial Institution discovered in connection with account maintenance;

(iv)	Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(v)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(vi)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vii)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);

(viii)	Document the due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts;

(ix)	Report to the Fund about measures taken under (i)-(vii) above; and

(x)	Establish and operate internal controls to identify, detect and prohibit any new accounts wherein a customer does not have a U.S. social security number and a U.S. address.

(b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 4, PNC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

(c) Without limiting or expanding the foregoing, the parties agree the provisions in this Section 4 relate only to Section 312 of the USA PATRIOT Act and do not apply to other sections, including Section 326, of the USA PATRIOT Act or regulations promulgated thereunder.

5. Customer Identification Program (“CIP”) Services.

(a) To help the Fund comply with its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PNC will do the following:

(i)	Implement procedures under which new accounts in the Fund are not established unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131);

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or within 30 days after each corresponding new account opening. Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification processes;

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b) (3), including a description of the manner in which each discrepancy arising in the course of verification has been resolved; and

(iv)	If PNC provides services by which prospective Customers may subscribe for Shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund’s CIP.

(b) Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 5, PNC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PNC will not verify customers opening accounts through NSCC) and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant customer identification program regulations.

(c) PNC agrees to permit inspections relating to the CIP services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP services provided hereunder as such examiners shall reasonably request.

(d) Notwithstanding anything to the contrary, PNC need not perform any of the steps described in this Section 5 with respect to persons purchasing Shares via the Fund’s internal exchange privileges.

(e) CIP Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

6. Form 8300 Services; Suspicious Activity Report AML Services.

(a) Form 8300 Services.

(i)	PNC, as agent for the Fund shall: (A) prepare and file Internal Revenue Service (“IRS”)/Financial Crimes Enforcement Network (“FinCEN”) Form 8300 filings and prepare required notices, and (B) use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations) received on behalf of the Fund to assist the Fund in complying with the requirements of IRC Reg. §1-6050I-1(c)(1)(ii).

(ii)	Upon the Fund’s written request and at the Fund’s expense, PNC will provide copies of Forms 8300 and related shareholder notices to the Fund. PNC will be obligated hereunder to file such Form 8300s and prepare and issue such notices only to the extent the requisite information is timely provided to PNC by the Fund. The Fund shall not accept cash for any transaction.

(b) Suspicious Activity Report AML Services.

(i)	PNC as agent for the Fund shall: (A) use reasonable efforts to determine in coordination with the Fund’s AML Compliance Officer when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to the Fund, (B) prepare and file the SAR and, maintain documents supporting the SAR, (C) if appropriate under regulatory guidance and procedures, file a Joint SAR, and (D) provide the Fund with a copy of the SAR and supporting documentation within a reasonable time after filing. Although PNC may file a joint SAR for the Fund and other financial institutions, PNC shall do so solely as agent for the Fund and not as agent for any other financial institution. To the extent permitted by applicable law or regulation, PNC may share information related to the Services under this Section 6 with its supervising parent entities and financial institutions subject to a joint SAR filing.

(ii)	Unless prohibited by applicable law, each party will promptly notify the other party if any further communication is received from the U.S. Department of the Treasury or any law enforcement agencies regarding the SAR. The parties will reasonably cooperate and assist each other in responding to inquiries from the U.S. Department of the Treasury or law enforcement agencies with respect to the SAR or with respect to supporting documentation for the SAR requested by any law enforcement agency.

(iii)	Unless prohibited by applicable law, each party will use reasonable efforts to consult with the other party’s authorized personnel prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, each party reserves the sole discretion to make any such contacts or filings without prior notification or approval of the other party. If after consultation with PNC, the Fund disagrees with a PNC recommendation to contact law enforcement or file a SAR, either party may make a notification or file a SAR, as applicable, independently of the other party.

(iv)	In addition to any confidentiality obligations set forth in this Agreement, each party understands and acknowledges the highly confidential nature of underlying information concerning SAR filings (“SAR Confidential Information”). Except as otherwise provided herein, each party shall hold all SAR Confidential Information in strict confidence and may share such SAR Confidential Information only with, to the extent permitted by applicable law: (A) the other party, (B) the Fund’s control affiliates (“control” as defined under Section 2(a)(9) of the Investment Company Act of 1940), which may include the Fund’s investment adviser, and (C) if applicable, another financial institution involved in the transaction, and each of their respective employees on a need-to-know basis. The Fund represents and warrants to PNC that the Fund has in place a confidentiality agreement with the Fund’s control affiliates and any other financial institution for which joint SARs may be filed that require the control affiliates and each such financial institution to maintain the confidence of SAR Confidential Information as required by applicable law.

(v)	The Fund hereby authorizes PNC, as its agent, to share information about potentially suspicious activities, but not the acknowledgment or copy of any SAR filing, with other financial institutions in accordance with Section 314(b) of the USA PATRIOT Act. As between PNC and the Fund, the Fund will be solely responsible for the timely filing of any annual notices required by Section 314(b) to allow PNC to share such information.

7. Detecting Red Flags. The Federal Trade Commission has adopted rules requiring certain financial institutions to implement an Identity Theft Prevention Program and to detect “Red Flags” (as defined in this section) to prevent identity theft.

(a)	PNC will provide the Fund with its “Red Flag Services”, which are hereby defined to mean the following services:

(i)	PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (A) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (B) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flag Section, the capitalized terms below will have the respective meaning ascribed to each below or, to the extent that the definition of any such term under the Rule is, at any time, different from the definition set forth below, such term will have the meaning ascribed thereto in the then-effective version of the Rule:

(aa)	“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(bb)	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(cc)	“Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry”).

(dd)	“Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(ee)	“Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(ff)	“Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(ii)	PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)	PNC will notify the Fund of Red Flags that it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Holder (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund; and

(v)	Upon the Fund’s written request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b) The Fund will be responsible for complying with the Red Flag Requirements, for determining the applicability of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”) to the Fund and the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and PNC has given no advice and makes no representations to the Fund with respect to such matters. This Section 7 shall not be interpreted in any manner that imposes a duty on PNC to act on behalf of the Fund, including any duty to take any action upon the occurrence of a Red Flag, except as expressly provided for in this Section 7.

(c) Services provided in connection with Sections 3, 4, 5, 6, and 7 of this Agreement may be modified from time to time by PNC in accordance with the provisions of this sub-section 7(c). In the event that PNC determines to modify such services in response to changes in law, rule, regulation, or in the interpretation or implementation thereof, PNC may make such changes as it deems necessary or appropriate under the circumstances, upon notice to the Funds. In the event that PNC determines to make changes to such services that could reasonably be expected to materially diminish the particular service, PNC shall provide the Funds with one-hundred twenty (120) days advance written notice thereof. In either case, in the event that the Funds determine, in their sole judgment, that such changes are not consistent with applicable legal, regulatory or policy mandates, the Funds may engage a different service provider for these services and PNC shall provide reasonable assistance with the transfer of such responsibilities to such new service provider.

8.	Compensation; Service Accounts; De-Conversion Expenses.

(a) Compensation. As compensation for Services rendered by PNC under this Agreement, the Fund will pay to PNC such fees and charges (“Fees”) as may be agreed to from time to time in writing by the Fund and PNC under a written fee agreement (“Fee Agreement”). PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by PNC. In addition, the Fund agrees to pay, and will be billed separately in arrears, for reasonable out of pocket expenses incurred by PNC in the performance of its duties hereunder (“Reimbursable Expenses”). Reimbursable Expenses are such things as, but are not limited to;

•	Printing costs;

•	Postage costs; Special programming costs in excess of those allotted; and

•	Reasonable travel expenses of PNC employees to conduct on-site training and educational meetings in support of this agreement.

(b) Service Accounts. In connection with demand deposit accounts or cash management accounts that PNC may establish in its own name for the benefit of the Funds at third party institutions, including without limitation institutions that may be an affiliate or client of PNC (“Third Party Institution”), for the purpose of administering the funds received by PNC in the course of performing its services hereunder (“Service Accounts”), PNC may receive (i) investment earnings from sweeping certain assets of the Funds in Service Accounts into investment accounts at Third Party Institutions; (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i), and (iii) other benefits, to the extent not already described in (i) and (ii) above, including commissions or returns on float paid to PNC for balances transferred from the Service Accounts to Third Party Institutions (collectively, the items described in (i), (ii) and (iii), “Income”). PNC shall pay any bank charges or banking service fees (“Bank Charges”) payable for the establishment and/or maintenance of Service Accounts. To the extent in each successive period of twelve calendar months (each, a “Contract Year”), Income with respect to the Service Accounts exceeds the aggregate Bank Charges for the Service Accounts for all the Funds listed in Exhibit A (such excess being “Net Income”): (i) PNC shall be entitled to retain Net Income up to $250,000 for such Contract Year, and (ii) PNC shall pay to each Fund, its ratable share (according to Written Instructions from all affected Funds) of the amount, if any, by which Net Income exceeds $250,000 for such Contract Year.

(c) De-Conversion Expenses. PNC shall pay the following de-conversion expenses (“De-Conversion Expenses”) for and on behalf of all of the Funds that relate to the conversion of the Funds to PNC:

(i)	Fees and expenses up to an amount not to exceed $3,100,000 in the aggregate, comprising:

(aa)	the expenses charged to the De-Converting Funds by the De-Converting Funds’ prior service provider in connection with the de-conversion of such Funds to PNC;

(bb)	A termination fee equal to three months of fees (calculated as the average of the fees paid to the prior service provider by the De-Converting Funds over the six (6) month period) preceding the date of the de-conversion;

(cc)	The amount by which the fee rate, related to the extension beyond the termination date of the contract between the De-Converting Funds and the prior service provider, exceeds the pre-termination contractual rate charged by the prior service provider, for a period of up to two (2) months; and

(ii)	During the Initial Term (as defined in Section 9(a) below), the charges incurred by the De-Converting Funds for continued use of “SalesPage”, up to an amount not to exceed $30,000 each contract year, with “contract year” considered to start on April 20th of each year and end on April 20 of the immediately following year.

(d) Disclosure. The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, including, without limitation, the De-Conversion Expenses, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, termination fee reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement, have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

9. Duration and Termination.

(a) PNC shall commence to provide Services to the Fund under this Agreement on April 20, 2009 and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the fifth anniversary of such date (the “Initial Term”).

(b) Upon expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or PNC gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). If a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable (“Termination Date”). In the event of an automatic renewal of the Agreement in accordance with the first sentence of this Section 9(b), the Fee Agreement in effect immediately prior to the such renewal shall constitute the Fee Agreement in effect for the Renewal Term, unless PNC delivers a new fee schedule to the Fund two-hundred forty (240) days or more in advance of the renewal in which case the fee schedule so delivered shall constitute the Fee Agreement for the Renewal Term. If this Agreement is terminated at the end of the Initial Term and the de-conversion to a successor service provider continues thereafter, PNC will maintain its then-current Fee Agreement until the Fund’s records have been successfully de-converted.

(c) Upon any termination hereof, in addition to paying PNC any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 8(a), the Fund will reimburse PNC, up to a maximum amount of $500,000 in the aggregate, for all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent, including but not limited to (i) reasonable expenses incurred by PNC associated with de-conversion to a successor service provider, (ii) reasonable expenses associated with the transfer or duplication of records and materials, (iii) reasonable expenses associated with the conversion of records or materials and (iv) reasonable trailing expenses.

(d) If a party is in material breach of this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party under this Section 9(d) shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) The Fund may at its election at any time during the Initial Term terminate this Agreement without cause provided it satisfies the following conditions precedent (a “Permissive Termination”): (i) the Fund shall deliver a written notice to PNC setting forth a desired date of termination (a “Permissive Termination Date”) that is received by PNC not less than one-hundred eighty (180) days prior to the Permissive Termination Date; and (ii) the Fund shall pay to PNC prior to the Permissive Termination Date all Fees and Reimbursable Expenses owed in connection with Services performed by PNC through the Permissive Termination Date (whether already invoiced or pending invoice) as determined in accordance with clause (i) or (ii) below (the “Permissive Termination Fee”):

(i)	If the Permissive Termination Date is prior to April 20, 2012, the sum of (1) the amount equal to (x) times (y), where (x) is average monthly amount of all Fees incurred by the Fund in the three full calendar months immediately preceding Permissive Termination Date (“Average Monthly Fees”) and (y) is the mixed number consisting of the whole and fractional months between the Permissive Termination Date and April 20, 2012, plus (2) the unamortized portion of the De-Conversion Expenses as of the Permissive Termination Date, amortizing on a straight-line basis.

(ii)	If the Permissive Termination Date is after April 20, 2012, the sum of (1) the amount equal to fifty percent (50%) of (x) times (y), where (x) is the Average Monthly Fees and (y) is the combined number consisting of the whole and fractional months between the Permissive Termination Date and April 20, 2013, plus (2) the unamortized portion of the De-Conversion Expenses as of the Permissive Termination Date, amortizing on a straight-line basis for 5 years.

(f) No Permissive Termination Fee shall be due to PNC in connection with the termination of this Agreement at the end of the Initial Term or in connection with a termination of this Agreement by the Funds pursuant to Section 9(d). The Fund expressly acknowledges and agrees that the Permissive Termination Fee is not a penalty but represents reasonable compensation and reimbursement to PNC that was negotiated by the parties in consideration of all circumstances relating to the termination of this Agreement before the expiration of the then-current Initial or Renewal Term.

(g) If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) (“Removed Assets”)(i) the Fund will be deemed to have caused a Permissive Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and such Fund shall owe PNC a Permissive Termination Fee in accordance with Section 9(e) calculated as if the Removed Assets constituted a “Fund”; and (ii) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

Notwithstanding the foregoing the Funds may experience a reduction in the number of open accounts serviced hereunder, attributable to Removed Assets, without such reduction triggering the payment of a Permissive Termination Fee, so long as:

(i)	the reduction in open accounts does not exceed the percentages set forth below for the applicable contract year; and

(ii)	the reduction in open accounts constituting the Removed Assets results solely from,

(i)	a merger with a fund not managed by ING Groep N.V. or one of its affiliates or

(ii)	a change in the Fund’s investment adviser to a party not affiliated with ING Groep N.V. (collectively, (i) and (ii), the “Permissive Removed Assets”).

For purposes of the foregoing: (i) during the first contract year of the Initial Term, Permissive Removed Assets may equal but not exceed, ten percent (10%) of open accounts on April 20, 2009, (ii) during the second contract year of the Initial Term, the Permissive Removed Assets, when combined with any Permissive Removed Assets from the first contract year of the Initial Term, may equal but not exceed, fifteen percent (15%) of open accounts on April 20, 2009, (iii) during the third contract year of the Initial Term, the Permissive Removed Assets, when combined with any Permissive Removed Assets from the first two contract years of the Initial Term, may equal but not exceed, fifteen percent (15%) of open accounts on April 20, 2009, and (iv) any reduction in open accounts due, exclusively and demonstrably, to a conversion of such accounts to an omnibus account still serviced by PNC under this Agreement shall not be counted against the percentages set forth in (i), (ii) and (iii) immediately above.

(h) Notwithstanding any other provision of this Agreement, in the event that the Fund exercises its right under Section 9(e) to terminate this Agreement as a Permissive Termination, PNC shall not be obligated to perform any de-conversion activity or any action related to the movement of records and materials of the Fund and conversion thereof to a successor transfer agent during the period commencing in any year on and including December 1 and ending on and including January 31 of the immediately following year, including but not limited to any electronic file or record exchanges. PNC shall inform the Fund, within ten (10) days of PNC’s receipt of any notice of termination given under Section 9(e), whether PNC intends to exercise its right to decline to perform any de-conversion activity from December 1 through January 31.

(i) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, PNC’s right to receive payment of its fees and charges for services actually performed hereunder, and Customer’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

10. Instructions.

(a) Unless the terms of this Agreement or PNC’s Written Procedures (as defined in Section 20 below) expressly provide, in the reasonable discretion of PNC, all requisite details and directions for it to take or omit to take a specific action, PNC may, before acting or not acting on a particular matter, require the Fund to provide it with Oral Instructions or Written Instructions with respect to the matter. Whether received from the Fund in response to a such request or otherwise, PNC shall be obligated to act on an Instruction with respect to a particular matter only if in PNC’s reasonable judgment it is consistent with the prevailing commercial and industry practice on that matter, is reasonably necessary and appropriate to and consistent with the services contemplated by this Agreement, does not require deviation from PNC’s then-current policies and procedures, is not in conflict or inconsistent with any law, rule, regulation, order or legal process of any nature or any provision of this Agreement, and does not subject PNC to a liability or obligation not contemplated by this Agreement, including without limitation unreimbursed costs and expenses, increases in required resources, regulatory sanction or criticism, or civil or criminal action. PNC may decline to act on Instructions that do not in its reasonable judgment conform to the foregoing. As a condition to acting in accordance with particular Instructions, PNC may require that the Fund or any third parties affected by Instructions, provide indemnification in addition to any that may be provided for in this Agreement and agree to other appropriate terms and conditions.

(b) PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person. PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund, the terms of this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until PNC receives Written Instructions to the contrary.

(c) PNC may, in its discretion, decline to accept Oral Instructions as authorization to act or not act with respect to a particular matter and may require Written Instructions before acting or not acting on behalf of the Fund with respect to any matter. In the event PNC accepts Oral Instructions, the Fund agrees as a condition to PNC’s acceptance of the Oral Instructions, to deliver to PNC, for receipt by 5:00 p.m. on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the Oral Instructions. In the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to contain terms which confirm the Oral Instructions in all material respects, the validity, authorization and enforceability of the Oral Instructions, all actions, transactions and non-actions occurring as a result of the Oral Instructions, and PNC’s ability to rely on the Oral Instructions shall not be abridged, abrogated, nullified or adversely impacted in any manner.

11 Right to Receive Advice.

PNC may for purposes of clarification request directions, including Oral Instructions or Written Instructions, from the Fund in connection with any action or non-action provided for in Instructions or this Agreement.

12. Records; Visits. The books and records pertaining to the Fund that are in the possession or under the control of PNC shall be the property of the Fund. The Fund and Authorized Persons shall have access (as defined in Section 3(f) above) to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.

13. Cooperation with Accountants. PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

14. PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data that reside on the PNC System.

15. Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith or gross negligence in the performance of its duties under this Agreement.

16. Standard of Care/Limitation of Liability.

(a) Subject to the terms of this Section 16, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, lack of good faith or negligence in the performance of its duties under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care.

(b) Neither PNC nor its affiliates shall be liable for damages (including without limitation damages caused by delays, failures, errors, interruptions or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation: acts of God; natural disasters, such as floods, hurricanes, tornados, earthquakes and wildfires; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; action by organized labor; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; non-performance by third parties (other than subcontractors of PNC for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing. PNC shall take reasonable steps to resume its obligations under this Agreement as soon as reasonably practical.

(c) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of the Fund’s counsel. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(d) Neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages,

(e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f) This Section 16 shall survive termination of this Agreement.

17. Indemnification.

(a) Each party shall indemnify, defend and hold harmless the other party and its respective directors, trustees, officers, employees, shareholders, agents, affiliates, controlling persons, successors and assigns from and against any and all losses, claims, liabilities, costs and expenses, including attorney fees (collectively, “Losses”) arising from or relating in any way to: (i) negligence, willful misconduct, or lack of good faith in connection with its performance or non-performance under this Agreement; (ii) failure to comply with applicable law in connection with its performance under this Agreement; and (iii) breach of any provision of this Agreement.

(b) This Section 17 shall survive termination of this Agreement.

18. Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PNC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.

(b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, or request by governmental or regulatory agency, with appropriate jurisdiction;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)	is Fund information provided by PNC in connection with an independent third party compliance or other review;

(viii)	is necessary or desirable for PNC to release such information in connection with the provision of services under this Agreement; or

(ix)	has been or is independently developed or obtained by the receiving party.

(c) The provisions of this Section 18 shall survive termination of this Agreement for a period of three (3) years after such termination.

19. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

20. Policies and Procedures. The Services involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are too numerous and detailed to expressly include in this Agreement. Accordingly, PNC shall perform the Services in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the services in effect at the time the Services are performed (“Written Procedures”) and the Written Procedures are expressly intended to supplement the description of Services; provided that the express terms of this Agreement shall control in any conflict with PNC’s Written Procedures and no services shall be deemed to be included in the Services unless expressly specified in this Agreement.

21. Notices.

(a)	Notices shall be addressed (a) if to PNC, as follows: PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, with a copy to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel – TA & SubAccounting (or such other address or addressee as PNC may inform the Fund in writing); (b) if to the Fund, c/o ING Fund Services LLC, at 7337 E. Doubletree Ranch Road, Scottsdale, Arizona, 85258-2034, Attention: Rob Terris, Senior Vice President (or such other address as the Fund may inform PNC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

(b)	Notices shall be delivered: by hand (personal delivery by the Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately upon receipt. If notice is sent by any other permitted means, it shall be deemed to have been given on the day it is received by the receiving party.

22. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought; provided, however, Exhibit A may be amended only by a writing signed by both parties hereto, and PNC shall have no duties, responsibilities or liabilities with respect to an investment portfolio of the Fund not listed on Exhibit A hereto dated the date hereof unless and until PNC shall enter into an amendment to Exhibit A containing such Portfolio, and PNC may for valid business reasons decline to accept some or all of the duties, responsibilities and liabilities hereunder with respect to additional Portfolios.

23. Delegation; Assignment. PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation. To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.

24. Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

25. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

26. Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

(e) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h) No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i) Notwithstanding anything to the contrary contained herein, each Fund shall be treated as a separate party to the Agreement with respect to itself and each Portfolio thereof. PNC acknowledges and agrees that, with respect to any obligation of a Fund arising under the Agreement, including any obligation with respect to the payment of fees, PNC shall have recourse solely to the particular Portfolio of the particular Fund to which such obligation relates and no other Portfolio or Fund shall have any liability to PNC therefor. PNC further acknowledged and agrees that no officer, director, trustee or shareholder of any Portfolio or Fund shall have any liability to PNC for the obligations of a Fund arising under the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:	Michael DeNofrio
Title:	Executive Vice President

By and on Behalf of each of the Funds set forth on Exhibit A hereto dated the date of this Agreement:

By:
Name:	Michael J. Roland
Authorized Officer
Title:	Executive Vice President

EXHIBIT A

(Dated: February 25, 2009)

THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of February 25, 2009, between PNC Global Investment Servicing (U.S.) Inc. and the Fund (the “Agreement”). For all purposes under the Agreement, the terms Fund and Portfolio shall refer to the following, respectively:

Brokerage Cash Reserves

ING 130/30 Fundamental Research Fund

ING Alternative Beta Fund

ING Balanced Fund

ING Corporate Leaders 100 Fund

ING Global Target Payment Fund

ING Growth and Income Fund

ING Index Plus LargeCap Fund

ING Index Plus MidCap Fund

ING Index Plus SmallCap Fund

ING Money Market Fund

ING Small Company Fund

ING Strategic Allocation Conservative Fund

ING Strategic Allocation Growth Fund

ING Strategic Allocation Moderate Fund

ING Tactical Asset Allocation Fund

ING U.S. Government Money Market Fund

ING VP Strategic Allocation Conservative Portfolio

ING VP Strategic Allocation Growth Portfolio

ING VP Strategic Allocation Moderate Portfolio

ING VP Growth and Income Portfolio

ING BlackRock Global Science and Technology Portfolio

ING Global Equity Option Portfolio

ING International Index Portfolio

ING Lehman Brothers U.S. Aggregate Bond Index® Portfolio

ING Opportunistic LargeCap Growth Portfolio

ING Opportunistic LargeCap Value Portfolio

ING Russell™ Global Large Cap Index 85% Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING U.S. Government Money Market Portfolio

ING VP Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portfolio

ING VP Small Company Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio

ING Morningstar® U.S. Growth SM Index Portfolio

ING VP Balanced Portfolio, Inc.

ING VP Intermediate Bond Portfolio

ING VP Money Market Portfolio

APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Instructions” means Oral Instructions and Written Instructions considered collectively.

(e)	“Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)	“Shares” means the shares of beneficial interest of any portfolio of the Fund or any tier, series or class of the Fund or any portfolio of the Fund.

(i)	“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by hand (personally delivery by the Authorized Person), private messenger, U.S. Postal Service, overnight national courier service, tested telegram, cable, telex, or facsimile sending device providing for automatic confirmation of receipt, (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access or (iii) email sent by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) to an email address specifically designated in writing by PNC for email from the Fund on the particular subject matter, subject to the right of PNC set forth in the second sentence of section (e) above.